Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-256893, 333-147955, and 333-116160) on Form S-8 and (Nos. 333-169223 and 333-141545) on Form S-3 of our reports dated March 3, 2022, with respect to the consolidated financial statements of Revlon, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York
March 3, 2022